CHARACTERISTICS OF GEM

GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the main board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM. The principal means of information dissemination on GEM is publication on the Internet website operated by the Stock Exchange. Listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

This document, for which the directors of the Company collectively and individually accept full responsibility, includes particulars given in compliance with the GEM Listing Rules for the purpose of giving information with regard to the Company. The directors of the Company, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this document is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this document misleading; and (iii) all opinions expressed in this document have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

As at the date of this document, the directors of the Company are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong

Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua

Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui

Ms. Elaine Feng

Mr. Fan Tai	Alternate Director:

Mrs. Susan Chow (Alternate to Mr. Frank Sixt)

FORWARD-LOOKING STATEMENTS

This document contains statements that may be viewed as “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties that may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the financial performance and business operations of the Company in mainland China and in other markets, the continued growth of the telecommunications industry in China and in other markets, the development of the regulatory environment and the Company’s latest product offerings, and the Company’s ability to successfully execute its business strategies and plans.

Such forward-looking statements reflect the current views of the Company with respect to future events and are not a guarantee of future performance. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in our relationships with telecommunication operators in China and elsewhere, the effect of competition on the demand for the price of our services, changes in customer demand and usage preference for our products and services, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in China, India and other countries where the Company conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. Please also see “Item 3 – Key Information – Risk Factors” section of the Company’s annual report on Form 20-F for the year ended December 31, 2005 as filed with the United States Securities and Exchange Commission.

CONTENTS

4	Definitions

6	Chairman’s Statement for Second Quarter

11	Management’s Discussion and Analysis

13	Comparison of Business Objectives with Actual Business Progress

17	Independent Review Report

18	Unaudited Condensed Consolidated Financial Statements

25	Notes to Unaudited Condensed Consolidated Financial Statements

32	Supplementary Unaudited Information Provided by Management

35	Disclosure of Interests

45	Corporate Governance

46	Other Information

DEFINITIONS

“ADSs”	means	American depositary shares issued by Citibank N.A., each representing ownership of 80 ordinary shares of the Company, which are quoted on NASDAQ

“Associates”	has	the same definition as described under the GEM Listing Rules

“Beijing Lei Ting”	means	Beijing Lei Ting Wan Jun Network Technology Limited

“Citigroup”	means	Citigroup Global Markets Asia Limited

“CKH”	means	Cheung Kong (Holdings) Limited

“Company”, “our Company”, “we”, and “TOM Online”	means	TOM Online Inc.

“Cranwood”	means	Cranwood Company Limited

“Director(s)”	means	the director(s) of the Company

“GEM”	means	the Growth Enterprise Market of the Stock Exchange

“GEM Listing Rules”	means	the Rules Governing the Listing of Securities on the GEM

“Group”	means	the Company and its subsidiaries

“HK$”	means	Hong Kong dollars, the lawful currency of Hong Kong

“HK GAAP”	means	the generally accepted accounting principles in Hong Kong

“HWL”	means	Hutchison Whampoa Limited

“Indiagames”	means	Indiagames Limited

“LTWJi”	means	Beijing Lei Ting Wu Ji Network Technology Company Limited

“Morgan Stanley”	means	Morgan Stanley Dean Witter Asia Limited

“PRC” or “China”	means	the People’s Republic of China

“Pre-IPO Share Option Plan”	means	the Pre-IPO Share Option Plan adopted by the Company on February 12, 2004

“RMB”	means	Renminbi, the lawful currency of the PRC

“SFO”	means	the Securities and Futures Ordinance, Chapter 571 of the laws of Hong Kong

“Share Option Scheme”	means	the share option scheme adopted by the Company on February 12, 2004

“Stock Exchange”	means	The Stock Exchange of Hong Kong Limited

“TOM Group”	means	TOM Group Limited

“US$”	means	United States dollars, the lawful currency of the United States of America

“US GAAP”	means	the generally accepted accounting principles in the United States of America

CHAIRMAN’S STATEMENT FOR SECOND QUARTER

I am pleased to announce the results of TOM Online Inc. (the “Company” or “TOM Online”) and its subsidiaries (collectively referred to as the “Group”) for the second quarter ended June 30, 2006.

Financial Highlights
For the second quarter of 2006:

•	Total revenues were US$50.10 million (“mn”), an increase of 17.1% from the same period last year and up 3.1% from last quarter.

•	Wireless Internet revenues were US$45.71 mn, representing a 12.4% increase over the same period last year and a 0.5% increase over the previous quarter. Wireless Internet revenues made up 91.2% of our total quarterly revenues.

•	Online advertising revenues were US$3.89 mn, representing a 111.7% increase over the same period last year and a 43.9% increase over the previous quarter.

•	Net income was US$11.75 mn, an increase of 14.7% from the same period last year and down 3.2% from the last quarter.

•	Excluding share-based compensation (“SBC”) expenses of US$0.76 mn, Non-GAAP net income was US$12.52 mn, representing an increase of 22.2% year on year (“YoY”).

•	Fully diluted earnings per American Depository Share (“ADS”) were US$21.8 cents per ADS or US$0.27 cents per common share.

•	Excluding SBC expenses, Non-GAAP fully diluted earnings per ADS were US$23.2 cents per ADS or US$0.29 cents per common share.

•	Our balance of cash and cash equivalents and short-term bank deposits was approximately

US$155.54 mn at the end of the second quarter of 2006.

2nd Quarter 2006 — Financial Performance Review
The Company’s unaudited consolidated revenues for the three months ended June 30, 2006 were
US$50.10 mn, an increase of 17.1% over the same period in 2005 and an increase of 3.1% quarter on quarter (“QoQ”).

Wireless Internet revenues were US$45.71 mn, representing a 12.4% increase over the same period last year and a 0.5% increase over the previous quarter. Wireless Internet revenues made up 91.2% of our total quarterly revenues compared to 93.6% in the previous quarter.

Online advertising revenues were US$3.89 mn, representing a 43.9% increase QoQ and an increase of 111.7% YoY, as our online advertising sales activities continue to show positive results and benefited from incremental advertiser interest in our portal audience around the World Cup and Wanleba.

Gross profit was US$19.05 mn representing an increase of 7.1% over the same period last year but a 4.6% decline QoQ as gross margins declined in the second quarter to 38.0% from 41.1% in the first quarter of 2006 and 41.6% in the second quarter of 2005. As such, total cost of services in 2Q06 was US$31.05 mn compared to US$28.62 mn in 1Q06. The decline in margins was driven by a number of factors, but primarily higher World Cup period related marketing and content expenses vs. lower than expected wireless revenues due to anticipated new operator policies in June 2006. As such, 2Q06 wireless Internet gross margins were roughly 35.0% compared to 39.4% in 1Q06, while online advertising gross margins improved to 69.9% in 2Q06 compared to 65.6% in 1Q06 and 61.6% in 2Q05.

Total operating expenses were US$8.00 mn in 2Q06, down 5.3% from the same period last year and down 14.1% from the previous quarter or US$9.32 mn. Due to the expected slowdown in business over the remainder of the year from new mobile operator mobile data service policies, the Company has decided to suspend senior management bonuses which had been previously accrued in the first quarter of 2006 and hence were reversed in 2Q06. This change and other cost optimization measures were primary factors for the decrease in operating expenses QoQ. In addition, during 2Q06, the Company recognized US$0.76 mn in share-based compensation expenses which are excluded in our non-GAAP presentation of earnings.

Operating income was US$11.05 mn up 18.4% from the same period last year and up 3.7% from the previous quarter. Excluding SBC expenses, Non-GAAP operating income would have been US$11.81 mn. Operating margins were 22.1% in the second quarter of 2006, compared to 21.9% in the previous quarter.

2Q06 EBITDA (“Earnings before Interest, Taxes, Depreciation and Amortization”) were
US$13.38 mn, an increase of 18.6% YoY and 3.6% QoQ. EBITDA margins were 26.7% for the second quarter increase from 26.6% in the last quarter. Excluding SBC expenses, 2Q adjusted EBITDA was US$14.15 mn.

Net Income was US$11.75mn, an increase of 14.7% YoY and down 3.2% from 1Q06.

Excluding SBC expenses, Non-GAAP net income was US$12.52 mn, an increase of 22.2% YoY.

US GAAP basic earnings per ADS were US$22.1 cents for the quarter. US GAAP basic earnings per Hong Kong ordinary share were US$0.28 cents for the quarter. Shares used in computing US GAAP basic earnings per ADS were 53.22 mn and shares used in computing US GAAP basic earnings per Hong Kong ordinary share were 4,257.68 mn.

Excluding SBC expenses, Non-GAAP basic earnings per ADS were US$23.5 cents and Non-GAAP basic earnings per Hong Kong ordinary share were US$0.29 cents for the quarter. Shares used in computing basic earnings per ADS were 53.22 mn and shares used in computing basic earnings per Hong Kong ordinary share were 4,257.68 mn.

US GAAP diluted earnings per ADS were US$21.8 cents for the quarter. US GAAP diluted earnings per Hong Kong ordinary share were US$0.27 cents for the quarter. Shares used in computing US GAAP diluted earnings per ADS were 53.97 mn shares and shares used in computing US GAAP diluted earnings per Hong Kong ordinary share were 4,317.46 mn.

Excluding SBC expenses, Non-GAAP diluted earnings per ADS were US$23.2 cents and Non-GAAP diluted earnings per Hong Kong ordinary share were US$0.29 cents for the quarter. Shares used in computing diluted earnings per ADS were 53.97 mn and shares used in computing diluted earnings per Hong Kong ordinary share were 4,317.46 mn.

Our balance of cash and cash equivalents and short-term bank deposits was approximately US$155.54 mn at the end of the second quarter of 2006.

Business Review
Wireless Internet Services
Total wireless Internet service revenues were US$45.71 mn for the second quarter of 2006, an increase of 12.4% from the same period last year and a 0.5% increase QoQ. Wireless Internet revenues accounted for 91.2% of our total revenues in the second quarter compared to 93.6% in 1Q06.

On July 7, 2006, TOM Online issued a press release relating to policy changes for all subscription services on China Mobile’s (“CMCC”) Monternet platform. The changes, which are to be implemented under the policy directives of China’s Ministry of Information Industry, aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of Monternet.

From early June, as TOM Online has expected potential policy changes to be implemented sometime in 3Q06, we accordingly began to proactively adjust our service offerings in an effort to anticipate and minimize the impact of such changes. These adjustments included changing our subscription by message services to flat fee subscriptions and promoting more usage based services over subscription services. However, due to previously estimated increases in marketing and content expenses related to the World Cup combined with the impact of these adjustments, profitability in our wireless Internet business declined compared to the prior period.

We expect the near-term period to be depressed in terms of business activity. As a result, the management is actively adjusting our operating strategy to better suit this new operating environment and is also reviewing our cost structure to become more efficient and flexible. Looking forward, we believe our mobile operator partners will consolidate their business towards a smaller group of large scale wireless Internet service providers and believe this will benefit our business in the long run.

SMS services
SMS (“Short Messaging Service”) revenues in 2Q06 were US$18.96 mn, up 8.7% QoQ up 23.1% from the same period last year. SMS revenues made up 41.5% of our total wireless Internet revenues for the quarter. Key drivers of growth for SMS in 2Q06 were services related to the World Cup (especially our alliance with CCTV-5), improved performance in our Unicom SMS business and the consolidation of Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”) for the month of June.

2.5G services
MMS (“Multimedia Messaging Service”) revenues for 2Q06 were US$3.97 mn, down 2.8% QoQ, but up 51.6% YoY. MMS revenues made up 8.7% of our total wireless Internet revenues in the quarter. However as discussed before, we continue to believe that MMS is a transitory product category and do not expect MMS to be a key business driver to our overall business in coming years.

WAP (“Wireless Application Protocol”) revenues for 2Q06 were US$6.68 mn, down 14.7% QoQ and down 14.4% YoY. WAP revenues made up 14.6% of our total wireless Internet revenues in the quarter compared to 17.2% in the previous quarter. WAP revenues continued to decline in 2Q06 from 1Q06 due to ongoing operator policy issues involving inactive users, decline in CDMA WAP usage and ongoing competition for more attractive WAP deck positioning. Previously we discussed that the ongoing regulatory factors impacting our business would stabilize in 2Q, but we underestimated the impact of these and other competitive factors at the time of our 1Q results.

Voice services
IVR (“Interactive Voice Response”) revenues in 2Q06 were US$11.85 mn, up 14.9% YoY, but down 3.3% QoQ. IVR revenues made up 25.9% of our total wireless Internet revenues in the quarter. Whilst IVR revenues continued to grow over the same period last year, there was stabilization on a QoQ basis due to fewer than expected launches of our IVR services on new TV programs, cannibalization of TV/IVR services (which are mainly entertainment / non-sports related shows) due to the World Cup tournament and fewer cross marketing opportunities.

CRBT (“Colour Ringback Tones”) revenues in 2Q06 were US$3.23 mn, up 31.4% QoQ, but down 1.0% YoY. CRBT revenues made up 7.1% of our total wireless Internet revenues in the quarter. Our CRBT business continued to rebound during 2Q06, but was still down YoY due to activities/promotions we are doing in conjunction with mobile operators to continue to spur usage, which included a reduction in the average CRBT per song content fee from an average of RMB3.0 to RMB2.0 in certain provinces.

Other Wireless Internet Services
Other wireless Internet revenues were US$1.02 mn, down 29.0% QoQ and 19.2% YoY. Other wireless Internet revenues made up 2.2% of our total wireless Internet revenues and consist of both Indiagames revenues and mobile games distributed by TOM Online in the mainland China market.

Online Advertising and Portal
Online advertising revenues were US$3.89 mn in 2Q06, up 43.9% QoQ and up 111.7% YoY. On both a sequential and annual basis, our online advertising business performed well due to continued efforts to focus on monetization of our core online channels such as entertainment, music (including Wanleba) and sports. In 2Q06, the total number of advertisers and average spend per advertiser each increased sequentially 10-20%, driven in part by strong incremental growth in online activities related to the World Cup and Wanleba. Moreover, as we transit through a new wireless Internet operating environment, management will continue its efforts on our portal and bolster our online presence and communities to continue to grow our online advertising business. In particular, the portal strategy will be aligned to best position the Company in anticipation of the introduction of 3G wireless services in our market.

New Business Opportunities
TOM-SKYPE JV and UMPay
At the end of July 2006, we had over 15.5 mn registered TOM-Skype users, up from over 12.0 mn registered users at the end of April 2006. We continue to explore advertising opportunities through the TOM-Skype client which we hope to begin monetizing by the end of the fourth quarter of 2006. Regarding our alliance with UMPay, in the first half of 2006, the Company continued to work closely with UMpay on micropayments and pre-paid card top up services. The Company continues to work as UMPay’s exclusive business partner to develop China’s mobile payment market as a longer term opportunity for the Company.

Business Outlook
On July 7, 2006, TOM Online issued a press release relating to announced policy changes for all subscription services on China Mobile’s (“CMCC”) Monternet platform. The changes, which are to be implemented under the policy directives of China’s Ministry of Information Industry, aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of Monternet.

At the time of this announcement, we anticipate that our total revenues for the quarter ending September 30, 2006 to be in the range of US$32.5 mn to US$34.5 mn which represents a 31%-35% sequential decline. In addition, due to fixed costs, we expect the decline in profitability in the third quarter to be significantly greater than the decline in revenues.

Although we expect these policy changes to have substantial negative impact to our wireless business in the near term, I believe the industry will adapt and still offer good longer term growth prospects for our Company. I would like to thank the Board of Directors and all of the Company’s employees for their hard work, support and dedication.

Frank Sixt

Chairman

Hong Kong, August 10, 2006

# Non-GAAP financial measures and related reconciliations to GAAP financial measures are described in the section of

“Non-GAAP Financial Measures”.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity and Financial Resources

The Group generally financed its operations and investing activities with internally generated cash flows, loans from banks, loans from our parent company and the balance of IPO proceeds.

During the first half year of 2006, the Group’s net cash inflow from its operating activities was US$30,595,000 compared to US$24,917,000 of the same period last year. The increase was primarily due to the increase in our net income from US$19,404,000 to US$23,886,000.

In June 2006, a US$35,340,000 one-year bank loan was drawn down and certain debt securities were effectively pledged for the loan. For details, please refer to Note 11 of the financial statements.

As at June 30, 2006, the Group’s cash and cash equivalents and short-term bank deposits amounted to US$155,541,000, total current assets amounted to US$200,292,000, while total current liabilities amounted to US$100,528,000.

The Group believes that it has sufficient liquidity and cash to finance future operations and its operating activities are showing healthy conditions and generating adequate free cash flow.

Capital Structure

As at June 30, 2006, the Group’s total bank loans amounted to US$90,860,000. For details, please refer to Note 11 and Note 12 of the financial statements. The Group’s gearing ratio based on the total liabilities over total assets was approximately 29.7%.

The change in our issued share capital was due to the issuance of 35,034,719 shares on exercise of employee share options. Cash of US$6,738,000 were received upon exercise of employee share options.

Employee Information

As at June 30, 2006, the Group had 1,519 full-time employees. During the first six months of the year, employee costs, including Directors’ emoluments, totaled US$9,869,000.

The Group’s employment and remuneration policies remained the same as detailed in the Company’s annual report for the year ended December 31, 2005.

Charges on Group Assets

As at June 30, 2006, total debt securities with market value of US$96,154,000 were pledged to banks as collateral for bank loans. For details, please refer to Note 11 and Note 12 of the financial statements.

Foreign Exchange Exposure

The Group’s policy is for each operating entity to borrow in the local currency, where possible, in order to minimize currency risk.

On July 21, 2005, the People’s Bank of China announced the adoption of a managed floating exchange rate system with reference to a basket of certain foreign currencies instead of pegging to the U.S. dollar. This policy change has resulted in an appreciation of RMB from 8.2765 per US$ to 7.9956 as at June 30, 2006. As we receive most of our revenues in RMB and a significant portion of our assets and liabilities are denominated in RMB, we expect our revenues on a US$ basis to be impacted by fluctuation in the exchange rate of RMB.

Contingent Liabilities

Other than our obligations in connection with our acquisition of Beijing Infomax (For details, please refer to Note 3 of the financial statements), we did not have any material contingent liabilities as at June 30, 2006.

COMPARISON OF BUSINESS OBJECTIVES WITH ACTUAL BUSINESS PROGRESS

Business objectives as stated in the prospectus dated March 2, 2004	Actual business progress in respect of the first half of 2006 (Jan-Jun)

PRODUCT & SERVICES

Wireless Value-Added Services

Continue to expand the product portfolio to adapt to changes in telecommunications network technologies and mobile technologies	Launched Mobile Music Center for mobile handsets. Utilizing our WAP and IVR platforms, the service enables users to browse, preview and download MP3 music and ringtone onto their handsets

Expanded our distribution
network for WVAS products
into the online games space
after the signing of an
agreement with Ourgame.com,
China’s leading casual games
portal. Under the agreement,
TOM Online acts as the
exclusive provider of
wireless value-added
services at www.ourgame.com

Continue to explore new partnerships to expand alternative distribution channels for our products	Acquired Beijing Infomax, a
wireless entertainment
company, to expand our
product distribution network
to hundreds of millions of
TV households. Beijing
Infomax is the exclusive
wireless content partner of
China’s national economics
and lifestyle TV channel

Begin focusing on research and
development of 3G related products
and services by partnering with
telecommunications operators, handset
producers and original
content/application providers if 3G
related products and services have
become viable
Signed a memorandum of
understanding with a global
mobile device maker to
jointly develop applications
and services for 3G devices
Continued to work with a
wireless operator to test
and develop services
suitable for 3G technologies

Business objectives as stated in the prospectus dated March 2, 2004	Actual business progress in respect of the first half of 2006 (Jan-Jun)

Online Advertising and Commercial

Enterprise Solutions

Continue to develop and expand the online advertising client base	Further developed client
base to include more
international and
domestic brands: they
include a luxury car
maker, two global credit
card companies, a
leading game console
maker, a multinational
sports apparel maker, a
major packaged food &
beverage manufacturer, a
home appliance maker, an
oil company and three
car manufacturers

Continue to introduce new advertising products in response to changing client needs	Introduced rich media format advertising to meet clients needs

Consider further expansion of sales offices, if appropriate, to target a wider range of clients	Did not further expand sales offices as priority was to consolidate previous expansions and increase sales

Internet Portal and New Business Development

Continue to expand proprietary content	Acquired a 75% stake in literature website operator Huanjian Shumeng (HJSM) which provides original Chinese novels to users at www.hjsm.net

Participated in a series
of offline activities to
obtain exclusive content
for our portal
www.tom.com; these
activities include a
soccer World Cup
promotion at popular
bars, a sports industry
forum, an international
economics forum and a
national aerobics
competition

Explore further partnership opportunities with traditional media companies to access premium content	Joined forces with Titan
Sports, China’s
top-selling sports
newspaper, to cover FIFA
World Cup and launch a
sports channel
titan.tom.com. The
partnership gives TOM
Online exclusive access
to Titan’s editorial
resources for online and
wireless content

Business objectives as stated in the prospectus dated March 2, 2004	Actual business progress in respect of the first half of 2006 (Jan-Jun)

Internet Portal and New Business Development (continued)

Further enhance the functions of virtual community products	Upgraded our blog community with more multimedia functions such as easier picture upload and tools for video and Flash

Explore potential acquisition and joint venture opportunities to expand into new business segments	Acquired a 75% stake in literature website operator Huanjian Shumeng (HJSM) which provides original Chinese novels to users at www.hjsm.net

Marketing and Promotions

Continue to promote brand awareness and products	Continued to promote brand awareness and products through placing more outdoor advertisements in Beijing, Shanghai, Guangzhou and other key cities

Continue to explore new marketing channels, promotion activities, and joint marketing partnerships to promote our brand and products	Continued to promote our
wireless and online music
business with a new round
of Wanleba music roadshow
in major cities
Joined forces with Titan
Sports, China’s top-selling
sports newspaper, to cover
FIFA World Cup and launch a
sports channel
titan.tom.com. The
partnership gives TOM
Online exclusive access to
Titan’s editorial resources
for online and wireless
content
Co-organized a FIFA World
Cup tour with Titan Sports
for selected Chinese
football fans to watch
matches in Germany. The
event helped promote
tom.com as the preferred
website for sports fans

Business objectives as stated in the prospectus dated March 2, 2004	Actual business progress in respect of the first half of 2006 (Jan-Jun)

Marketing and Promotions (continued)

Participate in and host industry marketing events and trade shows	Attended “World
Telecommunications
Day” in Beijing where
senior management
discussed issues
related to website
operations in China
Attended an industry
conference jointly
held by China
Association of
Communication
Enterprises and the
Internet Society of
China to discuss
issues related to the
SP industry

Consider potential event sponsorships	Began looking for sponsors of major marketing events in the second half of 2006

Business Operations and Human Resources

Further adjust headcount to keep pace with our growth	Hired 171 new staff in various departments to keep pace with business growth

Make appropriate investments in technology, systems and infrastructure to maintain and upgrade current systems	Invested in the upgrading of system hardware to commensurate with growth in our wireless business

INDEPENDENT REVIEW REPORT

INDEPENDENT REVIEW REPORT TO THE BOARD OF DIRECTORS OF

TOM ONLINE INC.

(incorporated in the Cayman Islands with limited liability)

Introduction

We have been instructed by the company to review the interim financial report set out on pages 18 to 31.

Respective responsibilities of directors and auditors

The interim financial report for the six months ended June 30, 2006, including adequate financial statement disclosures, are prepared in accordance with the accounting principles generally accepted in United States of America. The interim financial report is the responsibility of, and has been approved by, the directors.

It is our responsibility to form an independent conclusion, based on our review, on the interim financial report and to report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

Review work performed

We conducted our review in accordance with SAS 700 “Engagements to review interim financial reports” issued by the Hong Kong Institute of Certified Public Accountants. A review consists principally of making enquiries of management and applying analytical procedures to the interim financial report and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the interim financial report.

Review conclusion

On the basis of our review which does not constitute an audit, we are not aware of any material modifications that should be made to the interim financial report for the six months ended June 30, 2006.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong, August 10, 2006

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets

		Audited	Unaudited
		December 31,	June 30,
	Note	2005	2006
		(in thousands of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents		99,869	102,511
Short-term bank deposits	4	1,863	53,030
Accounts receivable, net	5	33,950	34,235
Restricted cash		300	300
Prepayments		6,053	7,070
Deposits and other receivables		2,503	2,864
Due from related parties		189	170
Inventories		53	112

Total current assets		144,780	200,292

Available-for-sale securities	6	38,519	-
Restricted securities	6	59,122	96,154
Investment under cost method		1,494	1,550
Long-term prepayments and deposits		132	129
Property and equipment, net	7	15,346	15,965
Deferred tax assets	14	521	658
Goodwill, net	8	184,678	206,893
Intangibles, net		1,415	3,731

Total assets		446,007	525,372

Condensed Consolidated Balance Sheets (continued)

		Audited	Unaudited
		December 31,	June 30,
	Note	2005	2006
		(in thousands of U.S. dollars)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	9	5,031	6,275
Other payables and accruals		16,002	19,004
Income tax payable		569	381
Deferred revenues		69	118
Consideration payables	10	16,615	18,875
Short-term loan	11	—	35,340
Long-term loan due within one year	12	—	249
Due to related parties		19,430	20,286

Total current liabilities		57,716	100,528

Non-current liabilities:
Secured bank loan	12	56,099	55,271
Deferred tax liabilities		182	148

Total liabilities		113,997	155,947

Minority interests		2,900	3,086

		116,897	159,033
Commitments and contingent liabilities	19
Shareholders’ equity:
Share capital (ordinary share, US$0.001282 par value, 10,000,000,000 shares authorized, 4,224,532,105 and 4,259,566,824 shares issued and outstanding as at December 31, 2005 and June 30, 2006 respectively)		5,416	5,461
Paid-in capital		312,643	320,878
Statutory reserves		11,396	11,396
Accumulated other comprehensive £¨losses£©/ incomes		(3,187)	1,876
Retained earnings		2,842	26,728

Total shareholders’ equity		329,110	366,339

Total liabilities, minority interests and shareholders’ equity		446,007	525,372

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statements of Operations

		Three months ended June 30,			Six months ended June 30,
	Note		2005	2006	2005	2006
		(in thousands of U.S. dollars, except number of shares & per share amounts)
Revenues:
Wireless Internet services		40,666		45,711	74,106	91,204
Advertising		1,837		3,889	3,422	6,591
Commercial enterprise solutions and Others		274		495	530	879
Total revenues		42,777		50,095	78,058	98,674
Cost of revenues:
Cost of services *		(24,993)		(31,048)	(46,380)	(59,663)

Total cost of revenues		(24,993)		(31,048)	(46,380)	(59,663)

Gross profit		17,784		19,047	31,678	39,011

Operating expenses:
Selling and marketing expenses *		(2,008)		(1,977)	(3,185)	(3,428)
General and administrative expenses *		(5,871)		(5,406)	(9,925)	(12,636)
Product development expenses *		(358)		(384)	(616)	(838)
Amortization of intangibles		(213)		(233)	(559)	(414)

Total operating expenses		(8,450)		(8,000)	(14,285)	(17,316)

Income from operations		9,334		11,047	17,393	21,695
Other income/ (loss):
Net interest income		696		396	1,815	884
Gain on disposal of available-for-sale securities		450		—	450	-
Loss on issuance of shares by a subsidiary		(69)		—	(69)	-
Exchange gain	13	—		40	—	958
Income before tax		10,411		11,483	19,589	23,537
Income tax (expenses)/credit	14	(92)		119	(112)	179
Income after tax		10,319		11,602	19,477	23,716
Minority interests		(76)		149	(73)	170

Net income attributable to shareholders		10,243		11,751	19,404	23,886

Unaudited Condensed Consolidated Statements of Operations (continued)

		Three months ended June 30,			Six months ended June 30,
	Note	2005		2006	2005	2006
		(in thousands of U.S. dollars, except number of shares & per share amounts)
Earnings per ordinary share – basic (cents):	15	0.25	0.28		0.48	0.56

Earnings per ordinary share – diluted (cents):	15	0.24	0.27		0.46	0.55

Earnings per ADS – basic (cents):	15	19.9	22.1		38.7	45.0

Earnings per ADS – diluted (cents):	15	19.5	21.8		37.0	44.4

Weighted average number of shares used in computing Earnings Per Share:
Ordinary shares, basic		4,120,138,667	4,257,675,421		4,008,787,949	4,249,142,166
Ordinary shares, diluted		4,200,355,503	4,317,457,860		4,200,355,503	4,304,992,421
American Depositary Shares, basic		51,501,733	53,220,943		50,109,849	53,114,277
American Depositary Shares, diluted		52,504,444	53,968,223		52,504,444	53,812,405
* Share-based compensation cost included under SFAS 123R (Note 2)
Cost of revenues		-	24		—	48
Selling and marketing expenses		-	1		—	2
General and administrative expenses		-	731		—	1,476
Product development expenses		-	8		—	16

Total		-	764		—	1,542

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statements of Shareholders’ Equity

					Accumulated	(Accumulated
					other	deficit)/	Total
	Number	Share	Paid-in	Statutory	comprehensive	retained	shareholders’
	of shares	capital	capital	reserves	(losses)/incomes	earnings	equity
		(in thousands of U.S. dollars, except number of shares)

Balance as of January 1, 2005	3,896,200,000	4,995	260,867	9,452	(670)	(40,220)	234,424
Issuance of shares to Cranwood as earn-out purchase consideration for acquisition of Puccini Group	304,155,503	390	47,158	—	—	—	47,548
Unrealized loss on securities	-	—	—	—	(1,135)	—	(1,135)
Exchange loss	-	—	—	—	(1)	—	(1)
Net income for the period	-	—	—	—	—	19,404	19,404

Balance as of June 30, 2005	4,200,355,503	5,385	308,025	9,452	(1,806)	(20,816)	300,240

Balance as of January 1, 2006	4,224,532,105	5,416	312,643	11,396	(3,187)	2,842	329,110
Issuance of shares on exercise of employee share options	35,034,719	45	6,693	—	—	—	6,738
Share-based compensation	-	—	1,542	—	—	—	1,542
Unrealized loss on securities	-	—	—	—	(1,300)	—	(1,300)
Currency translation adjustments (Note 13)	-	—	—	—	6,363	—	6,363
Net income for the period	-	—	—	—	—	23,886	23,886

Balance as of June 30, 2006	4,259,566,824	5,461	320,878	11,396	1,876	26,728	366,339

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2005		2006
	(in thousands of U.S. dollars)
Cash flow from operating activities:
Net income	19,404	23,886
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	559	414
Amortization of premium on debt securities	198	187
Allowance for doubtful accounts	536	244
Depreciation	3,310	4,194
Deferred income tax	—	(165)
Minority interests	73	(170)
Exchange loss/ (gain) , net	51	(958)
Loss on disposal of property and equipment	81	2
Gain on disposal of available-for-sale securities	(450)	-
Loss on issuance of shares by a subsidiary	69	-
Share-based compensation cost	—	1,542
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(4,878)	1,226
Prepayments	(852)	(946)
Deposits and other receivables	235	47
Due from related parties	(6)	6
Inventories	33	(59)
Accounts payable	1,062	(1,697)
Other payables and accruals	4,947	2,165
Income tax payable	(179)	(220)
Deferred revenues	(62)	48
Due to related parties	786	849
Net cash provided by operating activities	24,917	30,595

Unaudited Condensed Consolidated Statements of Cash Flows (continued)

	Six months ended June 30,
	2005		2006
	(in thousands of U.S. dollars)

Cash flow from investing activities:
Payments for purchase of property and equipment	(5,341)	(3,881)
Cash paid for short-term bank deposits	(1,449)	(51,082)
Cash received on disposal of available-for-sale securities	16,392	-
Net cash used in acquisition of subsidiaries	(99,898)	(15,642)
Net cash used in investing activities	(90,296)	(70,605)

Cash flow from financing activities:
Issue of ordinary shares including from the exercise of share options, net of expenses	—	6,738
IPO share issuing expenses	(803)	-
Cash received from issuance of shares by a subsidiary, net of issuing expenses	3,985	-
Bank loan, net of handling charges	34,886	35,340
Partial repayment of bank loan	—	(580)

Net cash provided by financing activities	38,068	41,498

Net (decrease)/increase in cash and cash equivalents	(27,311)	1,488
Cash and cash equivalents, beginning of period	79,320	99,869
Foreign currency translation	—	1,154

Cash and cash equivalents, end of period	52,009	102,511

Supplemental disclosures of cash flow information
Cash (paid)/received during the period:
Cash paid for income taxes	(139)	(220)
Interest received from bank deposits and debt securities	2,763	3,523
Non-cash activities	—	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of preparation and accounting policies

TOM Online Inc. (the “Company” or “TOM Online”) and its subsidiaries are collectively referred to as the “Group”.

The interim, unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Results for the three months and six months ended June 30, 2006 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Except for the adoption of the Statement of Financial Accounting Standard (“SFAS”) 123R (“SFAS 123R”) “Share-Based Payment” from January 1, 2006, which is disclosed in detail in Note 2, the accounting policies and methods of computation used in the preparation of these interim unaudited condensed consolidated financial statements are consistent with those used in the annual report for the year ended December 31, 2005.

2.	Share-based payment

Prior to 2006, the Group accounted for the share option schemes under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, the amount of compensation expense was determined based on the intrinsic value, i.e. the excess, if any, of the quoted market price of the shares over the exercise price of the options at the date of the grant and was amortized over the vesting period of the option concerned. SFAS 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” allowed entities to continue applying the provision of APB 25 and provide pro forma net income or loss and pro forma earnings or loss per share disclosures in the notes to financial statements for employee share options using fair-value based methods of accounting as prescribed in SFAS 123 “Accounting for Stock-Based Compensation” and SFAS 148.

In December 2004, SFAS 123R “Share-Based Payment” was released and this new standard requires entities to recognize the costs of employee services in share-based payment transactions using fair-value based methods thereby reflecting the economic consequences of those transactions in the financial statements. This Statement is effective for the Group from January 1, 2006. Under its modified prospective application, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards, for which the requisite service has not been rendered and therefore the related compensation expenses have not been recognized in the income statement, that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

The share-based compensation cost recognized in the six months ended June 30, 2006 is US$1,542,000. For detailed information of the Share Options Plans, please refer to the Company’s 2005 annual report, Note 29. The Group has not granted new options in the first half year of 2006.

If the Group had applied the fair value recognition provision to share based employee compensation in the comparative period, the effect would have been to reduce net income and pro forma amounts would have been adjusted as follows:

	Three months	Six months
	ended June 30, 2005	ended June 30, 2005
	(in thousands of U.S. dollars,
	except for per share data)
Net income as reported	10,243	19,404
Less: share-based employee compensation expense determined under fair value based method, net of tax	(1,204)	(2,752)
Pro forma net income attributable to shareholders	9,039	16,652

Pro forma earnings per ordinary share – basic (cents)	0.22	0.42

Pro forma earnings per ordinary share – diluted (cents)	0.22	0.40

Share-based employee compensation expense presented in 2005 financial statements	Nil	Nil

3.	Business combination

Effective June 1, 2006, through a series of contractual arrangements the Group acquired 100% interest in Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”). Beijing Infomax is a domestic limited liability company incorporated in China in February 2003, and is principally engaged in the provision of wireless Internet services to customers in China. The Company has evaluated its relationship with Beijing Infomax and has concluded that it is a variable interest entity of the Company since June 1, 2006 when the Company became the primary beneficiary. The acquisition helps the Group strengthen its market position in the wireless internet services business in China.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of Beijing Infomax have been included in the Group’s unaudited condensed consolidated financial statements from the acquisition date of June 1, 2006.

The allocation of the initial purchase price is as follows:

	(in thousands
	of U.S. dollars)
Cash and bank balances	2,310	*
Other current assets	1,852
Property and equipment, net	132
Intangibles	2,146
Goodwill	15,183
Current liabilities	(2,707)

	18,916

Professional costs	(166)
Initial consideration paid in 2006	(18,750)

	(18,916)

*	The amount has been included in the calculation of the “Net cash used in acquisition of subsidiaries” as shown in the Unaudited Condensed Consolidated Statements of Cash Flows.

The purchase consideration, to be paid fully in cash, comprised of the following:

● An initial consideration, amounts to RMB150,000,000 (equivalent to approximately US$18,750,000);

● Second consideration that is an amount equal to 2.5 times (if the 2006 adjusted audited combined after-tax profit less than RMB35,000,000) or 3.5 times (if the 2006 adjusted audited combined after-tax profit equal to or more than RMB35,000,000) of the 2006 adjusted audited combined after-tax profit (“2006 earn-out consideration”) minus initial consideration; and

● Final consideration that is an amount equal to 3 times (if the 2007 adjusted audited combined after-tax profit less than RMB65,000,000) or 4 times (if the 2007 adjusted audited combined after-tax profit equal to or more than RMB65,000,000) of the 2007 adjusted audited combined after-tax profit plus adjusted 2006 earn-out consideration minus consideration previously paid up to the final payment.

For detailed calculation formulae, please refer to the Company’s announcement for this acquisition.

The maximum consideration is RMB600,000,000 (equivalent to approximately US$75,000,000). The payment of the initial consideration of RMB150,000,000 will be made in August 2006.

The excess of the initial acquisition cost (comprising the initial consideration and the professional cost) over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognized and measured at fair value upon acquisition. The primary intangible asset (comprising of 90% of total identifiable intangible assets) is amortized over its useful life of 27 months based on the initial license period of Beijing Infomax’s TV channel partner.

Pursuant to the SFAS 141 “Business Combinations”, the earn-out consideration is considered contingent consideration, which will not be become certain until the adjusted audited combined after-tax profits of Beijing Infomax for the years ending December 31, 2006 and 2007 are available. Accordingly, the contingent consideration has not been reflected in the unaudited condensed consolidated financial statements of the Group as at June 30, 2006.

4.	Short-term bank deposits

Short-term bank deposits arose from 12-month certificate of deposits of US$3,030,000, bearing interest rates between 6% and 8.75% per annum and one-year fixed deposits of US$50,000,000 bearing interest rate at 2.25% per annum.

5.	Accounts receivable, net

The aging analysis of the Group’s accounts receivable, net, at the end of the period is as follows:

	Audited	Unaudited
	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Current	14,229	17,097

31-60 days	7,323	7,674

61-90 days	5,122	4,519

Over 90 days	7,276	4,945

	33,950	34,235

The majority of the Group’s sales are on open account terms and in accordance with terms specified in the contracts governing the relevant transactions. Wireless Internet revenues are collected in arrears from the mobile telecommunication operators.

6.	Restricted securities

The aggregate fair value of restricted securities amounted to US$96,154,000 as at June 30, 2006 (December 31, 2005: US$59,122,000).

In April 2005, the Company pledged and set aside debt securities with total face value of US$60,000,000 as collateral for a four-year bank loan facility. As a result, those debt securities have been reclassified from “Available-for-sale securities” to “Restricted securities”. As at June 30, 2006, these restricted securities had a market value of US$58,218,000 (December 31, 2005: US$59,122,000). Details of the bank loan are presented under Note 12.

In June 2006, the Company effectively pledged debt securities with total face value of US$40,000,000 as collateral for a one-year bank loan. As a result, those debt securities have been reclassified from “Available-for-sale securities” to “Restricted securities”. As at June 30, 2006, these restricted securities had a market value of US$37,936,000 (December 31, 2005: US$38,519,000). Details of the bank loan are presented under Note 11.

7.	Property and equipment, net

	Audited	Unaudited
	December 31, 2005	June 30, 2006
	(in thousands of U.S. dollars)
Computer hardware and software	30,844	35,688
Furniture and office equipment	1,133	1,314
Motor vehicles	284	351
Leasehold improvements	2,296	2,413

	34,557	39,766
Less: Accumulated depreciation	(16,748)	(21,338)
Less: Provision for impairment	(2,463)	(2,463)

Net book value	15,346	15,965

8.	Goodwill, net

The net balance of goodwill, as at June 30, 2006, of US$206,893,000 includes goodwill arising on acquisitions of Huanjian Shumeng (details of which were previously stated in Note 3 of the Company’s 2006 First Quarterly Report) on January 4, 2006 of US$1,397,000 and Beijing Infomax on June 1, 2006 of US$15,183,000, and currency translation adjustments of US$5,635,000 arising during the first half of 2006.

9.	Accounts payable

	Audited	Unaudited
	December 31, 2005	June 30, 2006
	(in thousands of U.S. dollars)

Current	2,609	668
31-60 days	399	1,906
61-90 days	323	806
Over 90 days	1,700	2,895
	5,031	6,275

10.	Consideration payables

Consideration payables as at June 30, 2006 comprises the remaining consideration of RMB1,000,000 (approximately US$125,000) for the acquisition of Huanjian Shumeng and initial consideration of RMB150,000,000 (approximately US$18,750,000) for the acquisition of Beijing Infomax, as discussed in Note 3 “Business Combination”.

11.	Short-term loan

In May 2006 the Company entered into a loan agreement with a bank whereby on June 2, 2006 the Company effectively pledged certain debt securities (the “Securities”) with a total face value of US$40,000,000 for a one-year bank loan, totaling US$35,340,000 and bearing interest at 0.3% over 3-month LIBOR. The Company is entitled to the income in respect of the debt securities while they are pledged.

Pursuant to the agreement, the Company shall pay the bank an additional amount (“Additional Amount”) in case: (i) the market value of the Securities is equal to or less than 96% of the market value at inception of the loan (“Initial Market Value”) or (ii) the market value of the Securities plus the Additional Amount paid (“Portfolio Amount”) is equal to or less than 96% of Initial Market Value. Correspondingly, the Company is entitled to request the bank to repay the Additional Amount plus interest calculated at daily US Federal Funds Rate thereon if the Portfolio Amount is equal to or higher than 104% of Initial Market Value. The bank loan will be repaid on or before June 2, 2007.

12.	Secured bank loan

In April 2005, the Company had pledged certain available-for-sale securities with a total face value of US$60,000,000 as collateral for a bank loan facility, totaling US$57,000,000 and bearing interest at 0.23% per annum over LIBOR. On April 29, 2005 and July 28, 2005, the Group drew down US$35,000,000 and US$22,000,000, respectively, which, after handling charges, aggregated to US$56,886,000 to fund the payment of acquisitions. Pursuant to the loan covenant, if the aggregate principal amount of the outstanding loan exceeds 95% of the lower of the market value or face value of the secured securities, or if any of the securities has been downgraded, the Company shall prepay part of the loan or provide additional securities. As at June 30, 2006, the balance of the bank loan amounted to US$55,520,000, of which US$249,000 has been reclassified to current liabilities to make up the shortfall of market value of pledged securities. The remaining US$55,271,000 will be repaid on or before April 28, 2009.

13.	Foreign currency translation

During the first half year of 2006, the Group realized an exchange gain of US$958,000 due to the effects of the appreciation of RMB. Upon translation of the Group’s unaudited consolidated balance sheet as at June 30, 2006 from RMB into U.S. dollar, currency translation adjustments of US$6,363,000 and US$5,635,000 were credited to accumulated other comprehensive incomes and debited to goodwill respectively.

14.	Income taxes

Under the current laws of the Cayman Islands, the Company is not subject to income taxes.

Pursuant to the PRC Income Tax Laws, the Group is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% and companies located within special economic zones are entitled to a 15% preferential rate. Certain companies were also granted a full exemption from EIT for the first three years of operation including the year of incorporation and a 50% reduction for the following three years.

No Hong Kong profits tax has been provided as the Group has no estimated assessable profit in Hong Kong for the six months ended June 30, 2006 (2005: Nil).

Taxes on income assessable in India have been calculated at the rates of tax prevailing in that country in which the Group operates its subsidiary, Indiagames, based on existing legislation, interpretations and practices in respect thereof.

The deferred tax assets of US$658,000 as of June 30, 2006 (December 31, 2005: US$521,000) arose mainly from the temporary differences between financial statements carrying amounts of depreciation of two operating companies and their respective tax bases. No valuation allowance was made on these deferred tax assets because they are expected to be utilized in the foreseeable future.

15.	Earnings per share

(a)	Basic earnings per share

The calculation of basic earnings per share for the three months and six months ended June 30, 2006, is based on:

•	the respective unaudited consolidated net income attributable to shareholders of US$11,751,000 and US$23,886,000 (2005: US$10,243,000 and US$19,404,000);

•	the weighted average number of 4,257,675,421 and 4,249,142,166 (2005: 4,120,138,667 and 4,008,787,949) ordinary shares outstanding during the periods; and

•	53,220,943 and 53,114,277 (2005: 51,501,733 and 50,109,849) American Depositary Shares (ADS) outstanding during the periods.

(b)	Diluted earnings per share

The calculation of diluted earnings per share for the three months and six months ended June 30, 2006, is based on:

•	the same net income data in Note 15(a);

•	the weighted average number of 4,317,457,860 and 4,304,992,421 (2005: 4,200,355,503 and 4,200,355,503) ordinary shares, after adjusting for the effects of all dilutive potential shares during the periods; and

•	53,968,223 and 53,812,405 (2005: 52,504,444 and 52,504,444) ADS outstanding during the periods.

16.	Interim dividend

The directors do not recommend the payment of an interim dividend for the six months ended June 30, 2006 (2005: Nil).

17.	Segment information

Based on the criteria established by SFAS No. 131 “Disclosures about segments of an Enterprise and Related Information” the Group operates in three principal business segments in 2005 and 2006. The Group does not allocate any operating expenses or assets to its business segments, as management does not use this information to measure the performance of the operating segments. Certain costs of revenue are shared between business segments. These costs, including staff costs, content acquisition costs, bandwidth leasing charges, depreciation as well as portal facilities, were allocated to the wireless Internet and advertising segments in proportion to their gross margin contribution before the allocation of these costs. In addition, no measures of assets by segment are reported and used by the chief operating decision maker. Hence, the Group has not made disclosure of total assets by reportable segment.

Summarized information by business segment for the three months and six months ended June 30, 2005 and 2006 is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Revenues:
Wireless Internet services	40,666	45,711	74,106	91,204
Advertising	1,837	3,889	3,422	6,591
Commercial enterprise solutions and others	274	495	530	879
Total revenues	42,777	50,095	78,058	98,674

Cost of revenues:
Wireless Internet services	(24,215)	(29,718)	(44,931)	(57,290)
Advertising	(706)	(1,169)	(1,343)	(2,098)
Commercial enterprise solutions and others	(72)	(161)	(106)	(275)
Total cost of revenues	(24,993)	(31,048)	(46,380)	(59,663)

Gross profit	17,784	19,047	31,678	39,011

18.	Related party transactions

	Six months ended June 30,
	2005	2006
	(in thousands of U.S. dollars)
Advertising and wireless Internet services revenues earned from:
- subsidiaries of TOM Group	11	-
- a related company of a shareholder of TOM Group	3	189
Office rental and related expenses charged by:
- a related company of a shareholder of TOM Group	727	623
Wireless Internet revenues shared with:
- subsidiaries of TOM Group	11	512
- a subsidiary of a shareholder of TOM Group	45	55
Recharge to TOM Group and its subsidiaries of operating expenses incurred on their behalf	187	106
Interest expenses charged by TOM Group	384	593
Corporate expenses recharged by a subsidiary of TOM Group	430	356

19.	Commitments and contingent liabilities

Capital commitments	Audited	Unaudited
	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Business acquisition:

Contracted but not provided for	-	-

Property and equipment:

Authorized but not contracted for	1,046	6,763

	1,046	6,763

The Group rents offices, apartments and warehouses under operating lease agreements. The net aggregate future lease payments under non-cancelable operating leases as of June 30, 2006 are as follows:

Commitments under operating leases	Audited	Unaudited
	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

2006	1,463	1,025

2007	306	374

2008	7	7

	1,776	1,406

As of June 30, 2006, the Group had no operating lease commitments beyond 2008.

For the six months ended June 30, 2006, the Group incurred rental expenses of approximately US$951,000.

Other than our obligations in connection with our acquisition of Beijing Infomax (please refer to Note 3), we did not have any material contingent consideration as at June 30, 2006.

20.	Net current assets and total assets less current liabilities

	Audited	Unaudited
	December 31, 2005	June 30, 2006
	(in thousands of U.S. dollars)

Net current assets	87,064	99,764
Total assets less current liabilities	388,291	424,844

21.	Subsequent events

(a)	On July 7, 2006 the Company received a notice on policy changes for all subscription services on China Mobile’s (CMCC) Monternet platform. The changes aim to reduce customer complaints, increase customer satisfaction and promote the healthy development of Monternet. The new policies include a free monthly trial period for new subscribers and requirements for double confirmations for new subscriptions from the subscriber and reconfirmation of subscriptions for existing users. The Company believes the policy changes by CMCC could have significantly adverse impact on the Company in the near term, but is likely to benefit the Company in the long term. For details, please refer to the Company’s announcement on July 7, 2006.

In July 2006, the Company received guidance from China Unicom in respect of their intent to convert all SMS per message based subscriptions to fixed monthly subscriptions (effective in early August). We believe the impact on the Company’s wireless Internet business will not be significant.

(b)	On August 10, 2006 the Board of Directors of the Company has approved the Company to repay US$5,000,000 loan due to its parent company.

SUPPLEMENTARY UNAUDITED INFORMATION PROVIDED BY MANAGEMENT

Summary of principal differences between US GAAP and HK GAAP

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Net income attributable to shareholders under US GAAP	10,243	11,751	19,404	23,886

Reconciliation adjustments, net of tax:
Share-based compensation*	(1,140)	—	(2,619)	34

Net income attributable to shareholders under HK GAAP	9,103	11,751	16,785	23,920

*	Since January 1, 2005, the Group has adopted the Hong Kong Financial Reporting Standard 2 “Share-based Payment” (“HKFRS2”), which requires an entity to recognize share-based payment transactions in its financial statements for share options that were granted after November 7, 2002 and had not yet vested at the effective date of HKFRS2. The Company has adopted SFAS 123R since January 1, 2006. The GAAP difference in 2006 reflects the cost of options granted before November 7, 2002 recognized under US GAAP but not recognized under HK GAAP.

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Total assets under US GAAP	446,007	525,372
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognized as goodwill under HK GAAP	5,040	5,040

Total assets under HK GAAP	451,047	530,412

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Net assets under US GAAP	329,110	366,339

Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognized as goodwill under HK GAAP	5,040	5,040
Net assets under HK GAAP	334,150	371,379

Management guidance for the third quarter of 2006

At the time of this document, we anticipate that our total revenues for the quarter ending September 30, 2006 to be in the range of US$32.5 mn to US$34.5 mn which represents a 31%-35% sequential decline.  In addition, due to fixed costs, we expect the decline in profitability in the third quarter to be significantly greater than the decline in revenues.

Non-GAAP financial measures

To supplement the financial measures prepared in accordance with US GAAP, the Company uses Non-GAAP financial measures including EBITDA, Adjusted EBITDA and Non-GAAP Net Income which are adjusted from results based on US GAAP in analyzing its financial results. The use of Non-GAAP measures are provided to enhance the reader’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the Non-GAAP results provide useful information to both management and investors by excluding certain items that are not expected to result in future cash payments.

In calculating the EBIDTA, depreciation and amortization expenses have been excluded from the income from operations. In calculating adjusted EBIDTA, the share-based compensation cost has been further excluded from EBIDTA to derive at the adjusted EBIDTA. In addition, share-based compensation cost has also been excluded from the Net Income Attributable to Shareholders to derive at the Non-GAAP Net Income. The reason to exclude the share-based compensation cost to derive at the adjusted EBIDTA and Non-GAAP Net Income is that the Statement of Financial Accounting Standard 123R ¡°Share-Based Payment” has been adopted by the Company since January 1, 2006 and the Company believes that the exclusion of such cost could enhance the comparability of its current operating results from prior periods. Correspondingly, the Non-GAAP basic and diluted earnings per share data were calculated based on the Non-GAAP Net Income as shown below. The number of shares used in the calculation has been disclosed in the “Financial Performance Review” section above.

Although the Company has historically reported US GAAP results to investors, the Company believes the inclusion of Non-GAAP financial measures provides further clarity in its financial reporting. These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with US GAAP, but should not be considered a substitute for or superior to US GAAP measures.

The Non-GAAP financial measures have been reconciled to the nearest US GAAP measures as follows:

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Income from operations	9,334	11,047	17,393	21,695
Add back: Depreciation	1,732	2,102	3,310	4,194
Amortization	213	233	559	414

EBITDA	11,279	13,382	21,262	26,303

Add back: Share-based compensation	—	764	—	1,542

Adjusted EBITDA	11,279	14,146	21,262	27,845

Net income attributable to shareholders	10,243	11,751	19,404	23,886
Add back: Share-based compensation	—	764	—	1,542

Non-GAAP Net Income	10,243	12,515	19,404	25,428

Based on the Non-GAAP Net Income and the number of shares as disclosed in the “Financial Performance Review” section above, the calculated Non-GAAP basic and diluted earnings per share are as follows:

Three months ended June 30,				Six months ended June 30,
	2005		2006	2005		2006
Non-GAAP earnings per ordinary share
– basic (cents):		0.25	0.29		0.48	0.60

Non-GAAP earnings per ordinary share
– diluted (cents):		0.24	0.29		0.46	0.59

Non-GAAP earnings per ADS – basic (cents):		19.9	23.5		38.7	47.9

Non-GAAP earnings per ADS – diluted (cents):		19.5	23.2		37.0	47.3

DISCLOSURE OF INTERESTS

Directors’ Interests and Short Positions in Shares, Underlying Shares and Debentures

As at June 30, 2006, the interests or short positions of the Directors in the shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which were notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they are taken or deemed to have under such provisions of the SFO), or which were required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to the Code of Conduct regarding Securities Transactions by Directors adopted by the Company (“Code of Conduct”), to be notified to the Company and the Stock Exchange, were as follows:

A.	The Company

(a) Long positions in the shares of the Company

		Number of shares of the Company
							Approximate
Name of		Personal	Family	Corporate	Other		percentage of
Directors	Capacity	Interests	Interests	Interests	Interests	Total	shareholding
	Founder of a
	discretionary
Lo Ka Shui	trust	—	—	—	4,700,000	4,700,000	0.110%
	Beneficial						Below
Angela Mak	owner	2,488	—	—	—	2,488	0.001%

(b) Rights to acquire shares of the Company

Pursuant to the Pre-IPO Share Option Plan and/or Share Option Scheme, certain Directors were granted share options to subscribe for the shares of the Company, details of which as at June 30, 2006 were as follows:

Number of share options

		Outstanding					Outstanding		Subscription
		as at	Granted	Exercised	Lapsed	Cancelled	as at		price per
Name of	Date of	January 1,	during	during	during	during	June 30,	Option	share of
Directors	grant	2006	the period	the period	the period	the period	2006	period	the Company
									HK$

Wang Lei Lei	16/2/2004	154,864,000	-	15,600,000	-	-	139,264,000 (Note 1)	16/2/2004- 15/2/2014	1.50

Jay Chang	11/5/2005	18,000,000	-	-	-	-	18,000,000 (Note 2)	11/5/2005- 10/5/2015	1.204

Peter Schloss	16/2/2004	10,000,000	-	-	-	-	10,000,000 (Note 3)	16/2/2004- 15/2/2014	1.50

Elaine Feng	16/2/2004	9,110,000	-	5,138,000	-	-	3,972,000 (Note 4)	16/2/2004- 15/2/2014	1.50

Fan Tai	16/2/2004	8,326,000	-	980,000	-	-	7,346,000 (Note 4)	16/2/2004- 15/2/2014	1.50

Wu Yun (Note 5)	16/2/2004	7,098,000	-	1,068,000	-	-	6,030,000 (Note 4)	16/2/2004- 15/2/2014	1.50

Notes:

1.	The options will vest in 5 tranches in the proportion of 10% : 15% : 20% : 25% : 30%. The first, second and third tranches of the options have vested on April 12, 2004, February 16, 2005 and February 16, 2006 respectively. The fourth and fifth tranches of the options will vest on February 16, 2007 and February 16, 2008 respectively.

2.	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first tranche of the options has vested on May 11, 2006. The second, third and fourth tranches of the options will vest on May 11, 2007, May 11, 2008 and May 11, 2009 respectively.

3.	The options will vest in 4 tranches in the proportion of 15% : 25% : 30% : 30%. The first and second tranches of the options have vested on February 16, 2005 and February 16, 2006 respectively, the third and fourth tranches of the options will vest on February 16, 2007 and February 16, 2008 respectively.

4.	The options will vest in 4 tranches in the proportion of 10% : 30% : 30% : 30%. The first, second and third tranches of the options have vested on April 12, 2004, February 16, 2005 and February 16, 2006 respectively. The fourth tranche of the options will vest on February 16, 2007.

5.	Mr. Wu Yun has resigned as a Director with effect from August 10, 2006.

Save as disclosed above, during the six months ended June 30, 2006, none of the Directors or their Associates was granted options to subscribe for shares of the Company, nor had exercised such rights.

B.	Associated corporations (within the meaning of the SFO)

(a) Long positions in the shares of TOM Group

		Number of shares of TOM Group
							Approximate
Name of		Personal	Family	Corporate	Other		percentage of
Directors	Capacity	Interests	Interests	Interests	Interests	Total	shareholding
Wang Lei Lei	Beneficial owner	300,000	—	—	—	300,000	0.01%
Angela Mak	Beneficial owner	44,000	—	—	—	44,000	Below 0.01%

(b) Rights to acquire shares of TOM Group

Pursuant to the pre-IPO share option plan and/or the share option scheme of TOM Group, certain Directors were granted share options to subscribe for the shares of TOM Group, details of which as at June 30, 2006 were as follows:

				Subscription
		Number of		price
		share options		per share
	Date of	outstanding as at		of
Name of Directors	grant	June 30, 2006	Option period	TOM Group
				HK$

Wang Lei Lei	11/2/2000	9,080,000	11/2/2000-10/2/2010	1.78

	9/10/2003	6,850,000	9/10/2003-8/10/2013	2.505

Tommei Tong	9/10/2003	15,000,000	9/10/2003-8/10/2013	2.505

Angela Mak	11/2/2000	3,026,000	11/2/2000-10/2/2010	1.78

	9/10/2003	6,000,000	9/10/2003-8/10/2013	2.505

Wu Yun (Note)	9/10/2003	200,000	9/10/2003-8/10/2013	2.505

Note: Mr. Wu Yun has resigned as a Director with effect from August 10, 2006.

(c) Short positions in associated corporations

Mr. Wang Lei Lei has, as of June 12, 2001 (as supplemented on September 26, 2003), granted an option to a wholly-owned subsidiary of the Company in respect of his 20% (RMB20,000,000) equity interest in Beijing Lei Ting whereby such wholly-owned subsidiary of the Company has the right at any time within a period of 10 years commencing from September 26, 2003 (which may be extended for another 10 years at the option of such wholly-owned subsidiary of the Company) to acquire all of Mr. Wang Lei Lei’s equity interest in Beijing Lei Ting at an exercise price of RMB20,000,000.

Mr. Fan Tai has also, as of December 13, 2004, granted an option to a wholly-owned subsidiary of the Company in respect of his 20% (RMB2,000,000) equity interest in LTWJi whereby such wholly-owned subsidiary of the Company has the right at any time within a period of 10 years commencing from December 13, 2004 (which may be extended for another 10 years at the option of such wholly-owned subsidiary of the Company) to acquire all of Mr. Fan Tai’s equity interest in LTWJi at an exercise price of RMB2,000,000.

Save as disclosed above, none of the Directors or their Associates had, as at June 30, 2006, any interests or short positions in any shares, underlying shares or debentures of, the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which would have to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they are taken or deemed to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to the Code of Conduct, to be notified to Company and the Stock Exchange.

Outstanding Share Options

As at June 30, 2006, options to subscribe for an aggregate of 202,805,777 shares of the Company granted pursuant to the Pre-IPO Share Option Plan and the Share Option Scheme were outstanding. Details of which were as follows:

(a) Pre-IPO Share Option Plan

As at June 30, 2006, options to subscribe for an aggregate of 184,805,777 shares of the Company which were granted to certain Directors, continuous contract employees and ex-employees of the Group were outstanding. Details of which were as follows:

		Number of share options
		Outstanding					Outstanding		Subscription
		as at	Granted	Exercised	Lapsed	Cancelled	as at		price per
	Date of	January 1,	during the	during the	during the	during the	June 30,	Option	share of the
	grant	2006	period	period	period	period	2006	period	Company
									HK$
							166,612,000	16/2/2004-
Directors	16/2/2004	189,398,000	—	22,786,000	—	—	(Note 1)	15/2/2014	1.50
Employees (including ex-employees and a							18,193,777	16/2/2004-
past Director)	16/2/2004	31,059,181	—	12,248,719	616,685	—	(Note 2)	15/2/2014	1.50

				35,034,719
	Total:	220,457,181	—	(Note 3)	616,685	—	184,805,777

Notes:

1.	Details of the options granted to the Directors are set out in the section headed “Directors’ Interests and Short Positions in Shares, Underlying Shares and Debentures” above.

2.	For certain grantees, the options will vest in 4 tranches in the proportion of 10% : 30% : 30% : 30%. The first, second and third tranches of the options have vested on April 12, 2004, February 16, 2005 and February 16, 2006 respectively, the fourth tranche of the options will vest on February 16, 2007.

For certain grantees, the options have vested on (i) April 12, 2004 or (ii) April 12, 2004 and February 16, 2005.

3.	The weighted average closing price of the shares immediately preceding the exercise of the share options was HK$2.26.

(b) Share Option Scheme

As at June 30, 2006, options to subscribe for 18,000,000 shares of the Company which were granted to a Director were outstanding. Details of which were as follows:

		Number of share options
		Outstanding					Outstanding		Subscription
		as at	Granted	Exercised	Lapsed	Cancelled	as at		price per
	Date of	January 1,	during the	during the	during the	during the	June 30,	Option	share of the
	grant	2006	period	period	period	period	2006	period	Company
									HK$

Director	11/5/2005	18,000,000	-	-	-	-	18,000,000 (Note)	11/5/2005- 10/5/2015	1.204

Note: Details of the options granted to the Director is set out in the section headed “Directors’ Interests and Short Positions in Shares, Underlying Shares and Debentures” above.

Interests and Short Positions of Shareholders

As at June 30, 2006, the persons or corporations (not being a Director or chief executive of the Company) who have interests or short positions in the shares and underlying shares of the Company as recorded in the register required to be kept under Section 336 of the SFO or have otherwise notified to the Company were as follows:

			Approximate
		No. of shares of	percentage of
Name	Capacity	the Company held	shareholding
Li Ka-shing	Founder of discretionary trusts & interest of controlled corporations	2,814,290,244 (L) (Note 2)	66.069%

Li Ka-Shing Unity Trustee Corporation Limited (as trustee of The Li Ka-Shing Unity Discretionary Trust)	Trustee & beneficiary of a trust	2,814,290,244 (L) (Note 2)	66.069%

Li Ka-Shing Unity Trustcorp Limited (as trustee of another discretionary trust)	Trustee & beneficiary of a trust	2,814,290,244 (L) (Note 2)	66.069%

Li Ka-Shing Unity Trustee Company Limited (as trustee of The Li Ka-Shing Unity Trust)	Trustee	2,814,290,244 (L) (Note 2)	66.069%

Cheung Kong (Holdings) Limited	Interest of controlled corporations	2,814,290,244 (L) (Notes 1 and 2)	66.069%

Chau Hoi Shuen	Interest of controlled corporations	425,888,453 (L) (Note 3)	9.998%

Cranwood Company Limited	Beneficial owner & interest of controlled corporations	212,958,118 (L) (Note 3)	4.999%

TOM Group Limited	Beneficial owner	2,800,000,000 (L)	65.734%

(L) denotes long position

Notes:

(1)	Easterhouse Limited is a wholly-owned subsidiary of Hutchison International Limited, which in turn is a wholly-owned subsidiary of Hutchison Whampoa Limited. Certain subsidiaries of Cheung Kong (Holdings) Limited in turn together hold one-third or more of the issued capital of Hutchison Whampoa Limited.

Romefield Limited is a wholly-owned subsidiary of Sunnylink Enterprises Limited, which in turn is a wholly-owned subsidiary of Cheung Kong Holdings (China) Limited. Cheung Kong Holdings (China) Limited is a wholly-owned subsidiary of Cheung Kong Investment Company Limited, which in turn is a wholly-owned subsidiary of Cheung Kong (Holdings) Limited.

Easterhouse Limited and Romefield Limited together hold more than one-third of the issued share capital of TOM Group Limited, and therefore Cheung Kong (Holdings) Limited is entitled to exercise or control the exercise of more than one-third of the voting power at the general meetings of TOM Group Limited. By virtue of the SFO, Cheung Kong (Holdings) Limited is deemed to be interested in the 9,526,833 shares of the Company, 4,763,411 shares of the Company and 2,800,000,000 shares of the Company held by Easterhouse Limited, Romefield Limited and TOM Group Limited respectively.

(2)	Li Ka-Shing Unity Holdings Limited, of which each of Mr. Li Ka-shing, Mr. Li Tzar Kuoi, Victor and Mr. Li Tzar Kai, Richard is interested in one-third of the entire issued share capital, owns the entire issued share capital of Li Ka-Shing Unity Trustee Company Limited. Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust, together with certain companies which Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust is entitled to exercise or control the exercise of more than one-third of the voting power at their general meetings, hold more than one-third of the issued share capital of Cheung Kong (Holdings) Limited.

In addition, Li Ka-Shing Unity Holdings Limited also owns the entire issued share capital of Li Ka-Shing Unity Trustee Corporation Limited (“TDT1”) as trustee of The Li Ka-Shing Unity Discretionary Trust (“DT1”) and Li Ka-Shing Unity Trustcorp Limited (“TDT2”) as trustee of another discretionary trust (“DT2”). Each of TDT1 and TDT2 hold units in The Li Ka-Shing Unity Trust.

By virtue of the SFO, Mr. Li Ka-shing, being the settlor and may being regarded as a founder of each of DT1 and DT2 for the purpose of the SFO, Li Ka-Shing Unity Trustee Corporation Limited, Li Ka-Shing Unity Trustcorp Limited, Li Ka-Shing Unity Trustee Company Limited and Cheung Kong (Holdings) Limited are all deemed to be interested in the 9,526,833 shares of the Company, 4,763,411 shares of the Company and 2,800,000,000 shares of the Company held by Easterhouse Limited, Romefield Limited and TOM Group Limited respectively.

(3)	Schumann International Limited and Handel International Limited are companies controlled by Cranwood Company Limited. Devine Gem Management Limited is a company controlled by Ms. Chau Hoi Shuen. Ms. Chau Hoi Shuen is entitled to exercise more than one-third of the voting power at the general meetings of Cranwood Company Limited.

By virtue of the SFO, Cranwood Company Limited is deemed to be interested in 5,800,000 shares of the Company and 3,174,117 shares of the Company held by Schumann International Limited and Handel International Limited respectively in addition to 203,984,001 shares of the Company held by itself.

By virtue of the SFO, Ms. Chau Hoi Shuen is deemed to be interested in 203,984,001 shares of the Company, 5,800,000 shares of the Company, 3,174,117 shares of the Company and 212,930,335 shares of the Company held by Cranwood Company Limited, Schumann International Limited, Handel International Limited and Devine Gem Management Limited respectively.

Save as disclosed above, as at June 30, 2006, the Directors are not aware of any other person or corporation having an interest or short position in the shares and underlying shares of the Company representing 5% or more of the issued share capital of the Company.

Competing Interests

(a)	Directors

Mr. Frank Sixt and Mrs. Susan Chow, the Chairman of the Company and the alternate Director to Mr. Frank Sixt respectively, are executive directors of HWL, Cheung Kong Infrastructure Holdings Limited (“CKI”) and directors of certain of their respective Associates (collectively referred to as “HWL Group” and “CKI Group” respectively). In addition, Mr. Frank Sixt is a non-executive director of CKH and Hutchison Telecommunications International Limited (“HTIL”) and director of certain of their Associates (collectively referred to as “CKH Group” and “HTIL Group” respectively). Mrs. Susan Chow is an alternate director of HTIL and director of certain of its Associates. HWL Group is engaged in e-commerce and general information portals. Both the CKH Group and the CKI Group are engaged in information technology, e-commerce and new technology. HTIL Group is engaged in providing mobile and fixed-line telecommunications services, including multimedia services and mobile and fixed-line Internet services and Intranet services. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Mr. Gordon Kwong, an independent non-executive Director, owns approximately 2.2% interest in ChinaHR.com Corp, which is a company in the PRC that engages in online job search. He is also an independent non-executive director of Quam Limited (“Quam”) and New World Mobile Holdings Limited (“New World”). Quam is an internet company that mainly deals with financial services and New World is a mobile phone operator provides mobile internet technology and related services in Hong Kong and China. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Dr. Lo Ka Shui, an independent non-executive Director, is the deputy chairman and managing director and, is interested or deemed to be interested in approximately 44.91% of the issued share capital of Great Eagle Holdings Limited (“Great Eagle”), the shares in which are listed on the Main Board of the Stock Exchange. An associated company of Great Eagle is engaged in, among other things, online job search business in the PRC. He is also an independent non-executive director of China Mobile (Hong Kong) Limited (“China Mobile”), the shares in which are listed on the Main Board of the Stock Exchange. China Mobile is engaged in telecommunications business in the PRC. The Directors believe that there is a risk that such businesses may compete with those of the Group.

(b)	Management shareholders

TOM Group, an initial management shareholder of the Company, and its subsidiaries are engaged in diversified businesses, which include, inter alia, the provision of certain online services ancillary to their business divisions.

Cranwood, an initial management shareholder of the Company, has two wholly owned subsidiaries whose businesses consist of the provision of mobile content products and online services. Another wholly owned subsidiary of Cranwood has a minority interest in a company which is engaged in internet mobile businesses. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Save as disclosed above, during the six months ended June 30, 2006, none of the Directors or the management shareholders of the Company (as defined under the GEM Listing Rules) or their respective Associates have any interests in a business which competes or may compete with the business of the Group.

Sponsors’ Interests

As updated and notified by the Company’s joint sponsors, Citigroup and Morgan Stanley, their interests in the share capital of the Company as at June 30, 2006 are summarised below:

Citigroup’s employees	—	none
(excluding directors)
Citigroup’s directors	—	none
Citigroup and its associates	—	47,591,680 shares (represents ordinary shares and
ordinary shares equivalents relating to ADSs)
Morgan Stanley’s employees	—	1,281,680 shares (representing ordinary shares and
(excluding directors)		ordinary shares equivalents relating to ADSs)
Morgan Stanley’s directors	—	none
Morgan Stanley and its associates	—	502,000 shares (represents ordinary shares and
ordinary shares equivalents relating to ADSs)

Pursuant to the sponsorship agreement dated March 1, 2004 entered into between the Company, Citigroup and Morgan Stanley, Citigroup and Morgan Stanley have been appointed as the joint sponsors of the Company as required under the GEM Listing Rules at a fee from March 11, 2004 to December 31, 2006.

As at June 30, 2006, other than disclosed above, neither Citigroup and Morgan Stanley nor their respective directors, employees or associates (as referred to in Note 3 to rule 6.35 of the GEM Listing Rules) had any interest in the securities of the Company, including options or rights to subscribe for such securities, other than the shares held by Citigroup and/or Morgan Stanley’s respective brokerage and asset management operations on behalf of customers.

CORPORATE GOVERNANCE

Audit Committee

The Company has established an audit committee (“Audit Committee”) in February 2004, in accordance with the GEM Listing Rules, which reviews the internal accounting procedures and considers and reports to the board of directors of the Company with respect to other auditing and accounting matters, including selection of independent auditors, the scope of annual audits, fees to be paid to the independent auditors and the performance of the independent auditors. The Audit Committee comprises three independent non-executive Directors, namely Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui. Mr. Gordon Kwong is the chairman of the Audit Committee.

The unaudited consolidated results of the Group for the six months ended June 30, 2006 have been reviewed by the Audit Committee.

Code on Corporate Governance Practices

The Company has complied with the code provisions set out in the Code on Corporate Governance Practices contained in Appendix 15 to the GEM Listing Rules during the six months ended June 30, 2006.

Code of Conduct Regarding Securities Transactions by Directors

The Company has adopted a Code of Conduct regarding Securities Transactions by Directors (“Code of Conduct”) on terms no less exacting than the required standard of dealings. Copies of the Code of Conduct were distributed and explained to each of the Directors at the time of its adoption. Having made specific enquiry with the Directors, all the Directors (other than Mr. Wu Yun) confirmed that they have complied with the required standard of dealings as set out in the Code of Conduct during the six months ended June 30, 2006.

Mr. Wu Yun, a former executive Director, has failed to notify the Chief Executive Officer in writing and obtain dated written acknowledgements in respect of his sale of 40,000 shares of the Company on April 4, 2006 and his purchase and sale of 2,000 shares of the Company on May 17, 2006 and May 23, 2006 respectively. The written notification and acknowledgment for the aforesaid dealings of the Company’s shares by Mr. Wu Yun have subsequently been confirmed and ratified by the Chief Executive Officer. The Company has determined that these failures were isolated events, not intentional and simply a case of Mr. Wu Yun neglecting to notify the proper persons within the Company of the dealings. Mr. Wu Yun has undertaken to the Company that he will comply with the required standard of dealings as set out in the Code of Conduct from time to time. Subsequent to such incident, the Company has issued a memo to the Directors reporting the non-compliance conduct by such Director, has taken remedial actions including reminding the Directors of their obligations and responsibilities under the Code of Conduct and such reminder will be issued to the Directors on quarterly basis.

OTHER INFORMATION

Purchase, Sale or Redemption of Securities

During the six months ended June 30, 2006, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company’s listed shares.